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                                                               EXHIBIT 23.2

[Coopers & Lybrand letterhead]




                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement on Form S-8 (dated October 5, 1994), of our report, dated November 18, 1993, which includes an explanatory paragraph concerning a change in accounting principle and a subsequent event, on our audits of the financial statements of The North American Business (an operating component of Ford Motor Company) as of September 30, 1993 and December 31, 1992, and for the nine months ended September 30, 1993 and the years ended December 31, 1992 and 1991.





/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.

Detroit, Michigan
October 4 ,1994